As filed with the Securities and Exchange Commission on August 22, 2000
                                                     Registration No. 333-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------
                               HENRY SCHEIN, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE              135 DURYEA ROAD                 11-3136595
       (State or other       MELVILLE, NEW YORK 11747        (I.R.S. Employer
       jurisdiction of           (631) 843-5500           Identification Number)
incorporation or organization)

                               STANLEY M. BERGMAN
                            CHAIRMAN, CHIEF EXECUTIVE
                              OFFICER AND PRESIDENT
                               HENRY SCHEIN, INC.
                                 135 DURYEA ROAD
                            MELVILLE, NEW YORK 11747
                                 (631) 843-5500
                   (Address, including zip code, and telephone
                         number, including area code, of
         registrant's principal executive offices and agent for service)


                                   Copies to:
     ROBERT A. CANTONE, ESQ.                  MICHAEL S. ETTINGER, ESQ.
       PROSKAUER ROSE LLP          VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
         1585 BROADWAY                           HENRY SCHEIN, INC.
    NEW YORK, NEW YORK 10036                      135 DURYEA ROAD
         (212) 969-3000                       MELVILLE, NEW YORK 11747
                                                  (631) 843-5500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                                                         AMOUNT OF
         TITLE OF SHARES TO BE              AMOUNT TO BE     PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE   REGISTRATION
              REGISTERED                     REGISTERED       PRICE PER SHARE(1)               OFFERING PRICE(1)           FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...  465,480 shares          $18.125                       $8,436,825.00          $2,227.32
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c) of the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on August 21, 2000.

                   --------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                               HENRY SCHEIN, INC.
                         -------------------------------
                         465,480 SHARES OF COMMON STOCK
                                ($0.01 PAR VALUE)
                         -------------------------------


         The shareholders of Henry Schein, Inc. ("HSI") listed below (the "Selling Shareholders") are offering and selling up to 465,480 shares (the "Offered Shares") of HSI's common stock, par value $0.01 (the "Common Stock"). HSI will receive no part of the proceeds of this offering. The Selling Shareholders obtained the Offered Shares in connection with acquisitions made by HSI.

         The Selling Shareholders may offer the Offered Shares through brokers, dealers or agents or directly to purchasers. These transactions may be effected in the over-the-counter market or otherwise, and at market prices prevailing at the time of sale, or at privately negotiated prices. The Selling Stockholders will bear all commissions, and other compensation paid to brokers in connection with the sale of the Offered Shares. HSI will bear the expense of registering the Offered Shares in this offering.

         The Common Stock is traded on the Nasdaq Stock Market under the symbol "HSIC". On August 21, 2000, the closing sale price of the Common Stock was $18.1875.

         INVESTING IN THE OFFERED SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE OFFERED SHARES.

                         -------------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------



                 THE DATE OF THIS PROSPECTUS IS AUGUST 22, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

         HSI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Thus, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov".

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange
Act:

         1. HSI's Annual Report on Form 10-K for the fiscal year ended December 25, 1999 (File No. 0-27028);

         2. HSI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2000;

         3. HSI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2000; and

         4. Registration Statement on Form 8-A dated October 27, 1995, registering the Common Stock under the Exchange Act

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Henry Schein, Inc.
                           135 Duryea Road
                           Melville, New York 11747
                           (631) 843-5500
                           Attention: Michael S. Ettinger

         HSI has filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including the omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus or the Registration Statement relating to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

         You should rely only on the information or representations provided or incorporated in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the cover page.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this Prospectus before deciding to invest in the Offered Shares. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Any forward looking statements contained in this Prospectus are subject to, among other things, the following factors.

THE HEALTHCARE PRODUCTS DISTRIBUTION INDUSTRY IS INTENSELY COMPETITIVE

         The healthcare products distribution business is intensely competitive. HSI competes with numerous other companies, including several major manufacturers and distributors. Some of these competitors have greater financial and other resources than HSI. Most of HSI's products are available from several sources, and its customers tend to have relationships with several distributors. In addition, competitors could obtain exclusive rights to market particular products. Manufacturers also could increase their efforts to sell directly to end-users, thereby by-passing distributors like HSI. Consolidation among healthcare products distributors could result in existing competitors increasing their market position through acquisitions or joint ventures, which could materially adversely affect HSI's operating results. In addition, the emergence of new competitors could materially adversely affect HSI's operating results.

HSI's Expansion Through Acquisitions and Joint Ventures Involves Several Risks

         HSI has expanded in its domestic and international markets in part through acquisitions and joint ventures, and HSI expects to continue to make acquisitions and enter into joint ventures in the future. Such transactions involve numerous risks, including possible adverse short-term effects on HSI's operating results or the market price of the Common Stock. Some of HSI's acquisitions and future acquisitions may also give rise to an obligation by HSI to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on HSI. In addition, integrating acquired businesses and joint ventures:

     o may result in a loss of customers or product lines of the acquired businesses or joint ventures;

     o   requires significant management attention; and

     o   may  place   significant   demands  on  HSI's  operations,  information
         systems and financial resources.

There can be no assurance that HSI will be effective in making future acquisitions or joint ventures. HSI's ability to continue to successfully effect acquisitions and joint ventures will depend upon the following:

     o the availability of suitable acquisition or joint venture candidates at prices acceptable to HSI;

     o   HSI's ability to consummate such transactions; and

     o   the    availability   of   financing   (in   the   case  of   non-stock
         transactions) on terms acceptable to HSI.

For information regarding recent acquisitions by HSI, see the discussion under the heading "HSI-- Recent Acquisitions".

CERTAIN INSIDERS HAVE SIGNIFICANT CONTROL OVER HSI

         The Amended and Restated HSI Agreement dated as of February 16, 1994, as amended (the "HSI Agreement"), among certain stockholders of the Company, which was entered into in connection with the Company's reorganization, provides that from January 1, 1999 until the earliest of (i) January 1, 2004, (ii) the first date on which Marvin H. Schein and his family group no longer beneficially own at least 25% of the outstanding Common Stock that they owned immediately after the reorganization, or (iii) the date on which certain changes in the Company's management occur, Stanley M. Bergman has the right to designate the nominees for election to the Board of Directors; provided, however, that if Marvin H. Schein does not approve such nominees, Mr. Bergman and Mr. Schein will each select the number of nominees (of which one must be an Independent Nominee, as defined in the HSI Agreement), equal to one-half of the entire Board, rounded down to the nearest whole numbers, and the remaining nominee (if there is an odd number of directors) will be elected by the two Independent Nominees. The parties to the HSI Agreement, who have the right to vote approximately 14% of outstanding shares of Common Stock are required to vote for all such nominees. If any director previously nominated pursuant to the HSI Agreement ceases to hold office, the individual who nominated such director shall have the right to nominate his or her successor. Because of these voting arrangements, Mr. Bergman has significant influence over matters relating to HSI's Board of Directors.

HSI EXPERIENCES FLUCTUATIONS IN QUARTERLY EARNINGS

         HSI's business has been subject to seasonal and other quarterly fluctuations. Net sales and operating profits generally have been higher in the fourth quarter due to the timing of sales of software, year-end promotions, and purchasing patterns of office-based healthcare practitioners. Net sales and operating profits generally have been lower in the first quarter, primarily due to increased purchases in the prior quarter. Quarterly results may also be adversely affected by a variety of other factors, including:

         o    the timing of acquisitions and related costs;

         o    the release of software enhancements;

         o    promotions;

         o    adverse weather; and

         o fluctuations in exchange rates associated with international operations.

         Strikes or other service interruptions could adversely affect HSI's ability to deliver products on a timely basis and result in incremental shipping and payroll costs, thereby adversely impacting quarterly results.


HSI'S TECHNOLOGY SEGMENT DEPENDS UPON CONTINUED PRODUCT DEVELOPMENT, TECHNICAL SUPPORT AND MARKETING

         During the 1999 fiscal year, approximately $66.9 million, or 2.9%, of HSI's net sales and $45.7 million, or 6.5%, of HSI's gross profit was derived from its technology segment's value-added products and services, primarily sales of HSI's Easy Dental(R) Plus, Dentrix Dental System(R), and AVImark(R) practice management software and other value added products and services to United States dental, medical and veterinary office-based healthcare practitioners. Competition among companies supplying practice management software is intense and increasing. HSI's future sales of practice management software will depend, among other factors:

         o    upon the effectiveness of HSI's sales and marketing programs;

         o    HSI's ability to enhance its products; and

         o    its ability to provide ongoing technical support.

         There can be no assurance that HSI will be successful in introducing and marketing software enhancements or new software, or that such software will be released on time or accepted by the market. HSI's software products, like software products generally, may contain undetected errors or bugs when introduced or as new versions are released. There can be no assurance that future problems with post-release software errors or bugs will not occur. Any such defective software may result in increased expenses related to the software and could adversely affect HSI's relationships with the customers using such software. HSI does not have any patents on its software and relies upon copyright, trademark and trade secret laws; there can be no assurance that such legal protections will be available or enforceable to protect its software products. HSI's Easy Dental(R) Plus software products are generally distributed under "shrink-wrap" licenses that are not signed by the customer and, therefore, may be unenforceable in certain jurisdictions.

HSI'S INTERNATIONAL OPERATIONS ARE SUBJECT TO INHERENT RISKS

         During fiscal 1999, approximately $404.2 million, or 17.7%, of HSI's net sales and $119.9 million, or 17.2%, of HSI's gross profit was derived from sales to customers located outside the United States and Canada. HSI's international operations are subject to a number of inherent risks, including:

         o    difficulties   in  opening  and  managing   foreign   offices  and
              distribution centers;

         o    difficulties in establishing channels of distribution;

         o    fluctuations in the value of foreign currencies;

         o    import/export duties and quotas; and

         o unexpected regulatory, economic and political changes in foreign markets.

There can be no assurance that these factors will not adversely affect HSI's operating results.

         HSI has established an Euro Task Force to address its information system, product and customer concerns. HSI expects to achieve timely Euro information system and product readiness, so as to conduct transactions in the Euro, in accordance with implementation schedules as they are established by the European Commission. While HSI does not anticipate that the costs of the overall effort will have a material adverse impact on future results, there can be no assurance that such adverse impact will not occur.

E-COMMERCE

         Traditional healthcare supply and distribution relationships are being challenged by electronic on-line commerce solutions. HSI's distribution business is characterized by rapid technological developments and intense competition. The rapid evolution of on-line commerce, including business-to-business exchanges, will require continuous improvement in performance, features and reliability of Internet content and technology by HSI, particularly in response to competitive offerings. The Company is exploring ways and means of improving and expanding its Internet presence and will continue to do so.

HSI'S FUTURE PERFORMANCE IS MATERIALLY DEPENDENT UPON ITS SENIOR MANAGEMENT

         HSI's future performance will depend, in part, upon the efforts and abilities of certain members of its existing senior management, particularly Stanley M. Bergman, Chairman, Chief Executive Officer and President, James P. Breslawski, Executive Vice President, and Steven Paladino, Executive Vice President and Chief Financial Officer. The loss of service of one or more of these persons could have an adverse effect on HSI's business. HSI has entered into an employment agreement with Mr. Bergman. The success of certain acquisitions and joint ventures effected by HSI may depend, in part, on HSI's ability to retain key management of the acquired businesses or joint ventures.

THE HEALTHCARE INDUSTRY IS EXPERIENCING RAPID CHANGE

         In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies, e-commerce and collective purchasing arrangements by office-based healthcare practitioners. If HSI is unable to react effectively to these and other changes in the healthcare industry, its operating results could be adversely affected. HSI cannot predict whether any significant healthcare reform efforts will be enacted or what effect such reforms might have on HSI or its customers and suppliers.

GOVERNMENT REGULATION

         HSI's business is subject to requirements under various local, state, Federal and foreign governmental laws and regulations applicable to the manufacture and distribution of pharmaceuticals and medical devices. Among the Federal laws with which HSI must comply are the Federal Food, Drug, and Cosmetic Act, the Prescription Drug Marketing Act of 1987, and the Controlled Substances Act.

         The Federal Food, Drug, and Cosmetic Act generally regulates the introduction, manufacture, advertising, labeling, packaging, storage, handling, marketing and distribution of, and recordkeeping for, pharmaceuticals and medical devices shipped in interstate commerce.

         The Prescription Drug Marketing Act of 1987, which amended the Federal Food, Drug and Cosmetic Act, establishes certain requirements applicable to the wholesale distribution of prescription drugs, including the requirement that wholesale drug distributors be registered with the Secretary of Health and Human Services or licensed by each state in which they conduct business in accordance with federally established guidelines on storage, handling and record maintenance.

         Under the Controlled Substances Act, HSI, as a distributor of controlled substances, is required to obtain annually a registration from the Attorney General in accordance with specified rules and regulations and is subject to inspection by the Drug Enforcement Administration acting on behalf of the Attorney General.

         It is possible that HSI may be prevented from selling manufactured products if HSI (including its 50%-owned affiliated company, HS Pharmaceutical, which distributes and manufactures generic pharmaceuticals) were to receive an adverse report following an inspection by the Food and Drug Administration (the "FDA") or the Drug Enforcement Administration, or if a competitor were to receive prior approval of new products from the FDA. A violation of a law by HS Pharmaceutical could cause its operations to be suspended. A suspension could have an adverse effect on HSI's equity in earnings of affiliates and could cause HSI to seek alternative sources of products manufactured by HS Pharmaceutical, possibly at higher prices than currently paid by HSI. In response to a Warning Letter from the FDA regarding its compliance with current Good Manufacturing Practices (cGMP's) of its dental anesthetic products, HS Pharmaceutical temporarily suspended the manufacture and shipment of these products to the United States. In each of January and February 1999, HS Pharmaceutical instituted a voluntary recall of approximately 240 batches, in the aggregate, of dental anesthetic products sold in 1997 and 1998 under its name and certain private labels. HSI's share of the net loss for 1999 of HS Pharmaceutical was approximately $0.07 per share on a diluted basis. During the fourth quarter of 1999, the FDA lifted its import ban and HS Pharmaceutical resumed manufacturing and shipments of these products to the United States.

         HSI is required to maintain licenses and permits for the distribution of pharmaceutical products and medical devices under the laws of the states in which is operates. In addition, HSI's dentist and physician customers are subject to significant governmental regulation. There can be no assurance that regulations that impact dentists' or physicians' practices will not have a material adverse impact on HSI's business.

         HSI believes that it is in substantial compliance with all of the foregoing laws and the regulations promulgated thereunder and possesses all material permits and licenses required for the conduct of its business.

HSI RELIES UPON THIRD PARTIES TO SHIP PRODUCTS TO CUSTOMERS

         Shipping is a significant expense in the operation of HSI's business. HSI ships almost all of its U.S. orders by UPS and other delivery services, and typically bears the cost of shipment. Accordingly, any significant increase in shipping rates could have an adverse effect on HSI's operating results. Similarly, strikes or other service interruptions by such shippers could cause HSI's operating expenses to rise and adversely affect HSI's ability to deliver products on a timely basis.

THE COMMON STOCK HAS EXPERIENCED MARKET PRICE VOLATILITY

         The stock market historically has experienced volatility that has particularly affected the market prices of securities of many companies in the healthcare industry, and which sometimes has been unrelated to the operating performances of such companies. These market fluctuations may adversely affect the market price of the Common Stock. From the end of HSI's 1999 fiscal year on December 25, 1999, through August 14, 2000, the closing market price of the Common Stock as reported on the Nasdaq National Market has ranged from a high of $19.000 to a low of $12.000.

HSI'S RIGHTS PLAN AND CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS MAY DISCOURAGE THIRD PARTY OFFERS TO ACQUIRE HSI

         On November 30, 1998, HSI's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan") and declared a dividend under the Rights Plan of one Right on each outstanding share of the Common Stock. The Rights, which are designed to guard against attempts to take over HSI at prices that do not reflect HSI's full value, or which are conducted in a manner or on terms not approved by the Board as being in the best interests of HSI and the stockholders, may make it more difficult for a third party to acquire HSI, and may discourage or prevent the consummation of an acquisition of HSI or the Common Stock at a price that a majority of HSI's stockholders would be willing to accept.

         The Rights Plan is similar to stockholder rights plans which have been adopted by many public companies. The Rights provide, in substance, that should any person or group acquire 15% or more of the common stock, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the shares of Common Stock for 50% of their then-current market value. Unless a 15% acquisition has occurred, the Rights may be redeemed by HSI at any time. The right to purchase shares at a discount would not be triggered by a tender or exchange offer for all outstanding shares of HSI at a price and on terms that the Board determines to be adequate and in the best interest of HSI and its stockholders. In addition, the Rights are not triggered by the positions of existing stockholders. The Rights will expire on November 30, 2008, unless earlier redeemed by HSI as described above.

         Certain provisions of HSI's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and HSI's Amended and Restated By-laws (the "By-laws"), as amended, may make it more difficult for a third party to acquire HSI, may discourage acquisition bids for HSI, or may limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions, among other things:

         o require the affirmative vote of the holders of at least 60% of the shares of Common Stock entitled to vote to approve a merger or a sale, lease, transfer or exchange of all or substantially all of the assets of HSI; and

         o require the affirmative vote of the holders of at least 66-2/3% of the shares entitled of Common Stock to vote to:

                  o     remove a director;

                  o amend or repeal certain provisions of HSI's Certificate of Incorporation; and

                  o to amend or repeal the By-laws of HSI (except that the Board of Directors may amend by-laws adopted prior to the 1997 Annual Meeting of Stockholders).

         In addition, the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock of HSI with rights senior to the rights of the holders of Common Stock.

         Under certain conditions, Section 203 of the Delaware General Corporation Law prohibits HSI from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of HSI's outstanding voting stock) for a period of three years.

         In addition, both HSI's 1994 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan provide for accelerated vesting of stock options upon a change in control of HSI, and certain agreements between HSI and its executive officers provide for increased severance payments if such executive officers are terminated without cause within two years after a change in control of HSI.

THE MARKET VALUE OF THE COMMON STOCK MAY BE AFFECTED BY THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALES

         Future sales of substantial amounts of Common Stock in addition to the Offered Shares by certain of HSI's current stockholders, or the perception that such sales may occur, could adversely affect the market price for the Common Stock. As of August 14, 2000, approximately 9,000,000 shares of Common Stock, constituting approximately 22% of the shares of Common Stock outstanding as of that date, were eligible for immediate resale in the public market pursuant to Rule 144 under the Securities Act. Other shares will become eligible for resale as a result of the lapsing of Securities Act holding periods or future acquisitions by HSI. HSI may grant additional registration rights in connection with future acquisitions. In addition, as of August 14, 2000 an aggregate of approximately 5,400,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Common Stock, all of which shares would be, when issued, eligible for immediate resale in the public market.

HSI IS SUBJECT TO PRODUCT LIABILITY AND OTHER CLAIMS IN THE ORDINARY COURSE OF BUSINESS

         The manufacture or distribution of certain products by HSI involves a risk of product liability claims, and from time to time HSI is named as a defendant in products liability cases as a result of its distribution of pharmaceutical and other healthcare products. HSI intends to vigorously defend all such claims, suits and complaints. For information regarding certain pending legal proceedings, see the discussion under the caption "HSI--Certain Legal Proceedings".

         HSI has various insurance policies, including product liability insurance covering risks and in amounts it considers adequate. In many cases HSI is covered by indemnification from the manufacturer of the product. There can be no assurance that the coverage maintained by HSI is sufficient to cover all future claims or will be available in adequate amounts or at a reasonable cost, or that indemnification agreements will provide adequate protection for HSI.


                                       HSI

         HSI is the largest distributor of healthcare products and services to office-based healthcare practitioners in the combined North American and European markets. HSI has operations in the United States, Canada, Mexico, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland, Austria, Spain, Israel, Australia and New Zealand.

         HSI conducts its business principally through two segments, healthcare distribution and technology. These segments, which are operated as individual business units, offer different products and services, albeit to the same customer base. HSI's healthcare distribution segment consists of HSI's dental, medical, veterinary and international groups. The international group is comprised of HSI's healthcare distribution business units located primarily in Europe and the Pacific Rim, and offer products and services to dental, medical and veterinary customers located in their respective geographic regions. HSI's technology segment consists primarily of HSI's practice management software business and certain other value-added products and services which are distributed primarily to healthcare professionals in the North American market.

         HSI sells products and services to over 400,000 customers, primarily dental practices and dental laboratories, as well as physician practices, veterinary clinics and institutions. In 1999, HSI's healthcare distribution segment sold products to over 75% of the estimated 110,000 dental practices in the United States. HSI believes that there is strong awareness of the "Henry Schein" name among office-based healthcare practitioners due to its more than 65 years of experience in distributing healthcare products. Through its comprehensive catalogs and other direct sales and marketing programs, HSI offers its customers a broad product selection of both branded and private brand products which includes in excess of 70,000 stock keeping units ("SKU's") in North America, approximately 60,000 SKU's in Europe and approximately 23,000 SKU's in Australia, at published prices that HSI believes are below those of many of its competitors.

         HSI's technology segment offers various value-added products and services such as practice management software. As of the end of its 1999 fiscal year on December 25, 1999, HSI had sold over 33,000 dental practice management software systems, more than any of its competitors.

         During 1999, HSI distributed over 14.0 million pieces of direct marketing materials (such as catalogs, flyers and order stuffers) to approximately 650,000 office-based healthcare practitioners. HSI supports its direct marketing efforts with approximately 800 telesales representatives who facilitate order processing and generate sales through direct and frequent contact with customers and with approximately 1,150 field sales consultants, including equipment sales specialists. HSI utilizes database segmentation techniques to more effectively market its products and services to customers.

         In recent years, HSI has continued to expand its management information systems and has established strategically located distribution centers in the United States, Europe and Australia to enable it to better serve its customers and increase its operating efficiency. HSI believes that these investments, coupled with its broad product offerings, enable HSI to provide its customers with a single source of supply for substantially all their healthcare product needs and provide them with convenient ordering and rapid, accurate and complete order fulfillment. HSI estimates that approximately 99% of all orders in the United States and Canada received before 5:00 p.m. and 6:00 p.m., respectively, are shipped on the same day the order is received and approximately 99% of orders are received by the customer within two days of placing the order. In addition, HSI estimates that approximately 99% of all items ordered in the United States and Canada are shipped without back ordering.

         HSI's principal executive offices are located at 135 Duryea Road, Melville, New York 11747, (631) 843-5500.

RECENT ACQUISITIONS

         HSI believes that there has been consolidation among healthcare products distributors serving office based healthcare practitioners and that this consolidation will continue to create opportunities for HSI to expand through acquisitions and joint ventures. In recent years, HSI has acquired or entered into joint ventures with a number of companies engaged in businesses that are complementary to those of HSI. HSI's acquisition and joint venture strategies include acquiring additional sales that will be channeled through HSI's existing infrastructure, acquiring access to additional product lines, acquiring regional distributors with networks of field sales consultants and international expansion.

         During the six months ended June 24, 2000, the Company competed three acquisitions. None of the acquisitions completed in 2000 were material. Of the three completed acquisitions, two were accounted for under the purchase method of accounting and the remaining acquisition was accounted for under the pooling of interests method of accounting.

         During the year ended December 25, 1999, the Company completed nine acquisitions. The completed acquisitions, which had aggregate net sales for 1998 of approximately $324.0 million, included (a) four international companies, (b) four medical supply companies, and (c) one valued-added services company. Of the nine completed acquisitions, eight were accounted for under the purchase method of accounting and the remaining acquisition was accounted for under the pooling of interests method of accounting.

         HSI completed five acquisitions in its 1998 fiscal year. These 1998 acquisitions, which had aggregate net sales for 1997 of approximately $265.0 million, consisted of (i) two dental supply companies, the most significant of which was H. Meer Dental Supply Co.; (ii) two medical supply companies, and
(iii) one international dental supply company. Four of these acquisitions were accounted for under the pooling of interests method, and the remaining acquisition of a 50.1% interest accounted for under the purchase method of accounting.

CERTAIN LEGAL PROCEEDINGS

         The manufacture or distribution of certain products by HSI involves a risk of product liability claims, and from time to time HSI is named as a defendant in products liability cases as a result of its distribution of pharmaceutical and other healthcare products. As of the end of HSI's second fiscal quarter of 2000, HSI was named a defendant in approximately 72 such cases. Of these product liability claims, 58 involve claims made by healthcare workers who claim allergic reaction relating to exposure to latex gloves. In each of these cases, HSI acted as a distributor of both brand name and "Henry Schein" private brand latex gloves, which were manufactured by third parties. To date, discovery in these cases has generally been limited to product identification issues. The manufacturers in these cases have withheld indemnification of HSI pending product identification; however, HSI is taking steps to implead those manufacturers into each case in which HSI is a defendant. HSI is also a named defendant in nine lawsuits involving the sale of phentermine and fenfluramin. Plaintiffs in the cases allege injuries from the combined use of the drugs known as "Phen/fen." HSI expects to obtain indemnification from the manufacturers of these products, although this is dependent upon, among other things, the financial viability of the manufacturer and their insurers.

         In addition, HSI is subject to other claims, suits and complaints arising in the course of HSI's business. In Texas District Court, Travis County, HSI and one of its subsidiaries are defendants in a matter entitled Shelly E. Stromboe & Jeanne N. Taylor, on Behalf of Themselves and All Other Similarly Situated vs. Henry Schein, Inc., Easy Dental Systems, Inc. and Dentisoft, Inc., Case No. 98-00886. This complaint alleges among other things, negligence, breach of contract, fraud and violations of certain Texas commercial statutes involving the sale of certain practice management software products sold prior to 1998 under the Easy Dental name. In October 1999, the Court, on motion, certified both a Windows Sub-Class and a DOS Sub-Class to proceed as a class action pursuant to Tex. R. Civ. P.42. It is estimated that 5,000 Windows customers and 15,000 DOS customers could be covered by the judge's ruling. HSI has filed an appeal of the Court's determination, during which time a trial on the merits is stayed. HSI intends to vigorously defend itself against this claim, as well as all other claims, suits and complaints.

         The Company has various insurance policies, including product liability insurance, covering risks and in amounts it considers adequate. In many cases the Company is provided indemnification by the manufacturer of the product. There can be no assurance that the coverage maintained by the Company is sufficient to cover all future claims or will be available in adequate amounts or at a reasonable cost, or that indemnification agreements will provide adequate protection for the Company. The Company intends to vigorously defend all such claims, suits and complaints. In the opinion of the Company, all such pending matters are covered by insurance or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial statements of the Company if disposed of unfavorably.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the Offered Shares will go to the Selling Shareholders who sell their shares. Accordingly, HSI will not receive any proceeds from the sales of the Offered Shares.


                              SELLING STOCKHOLDERS

         The following table lists the names and business addresses of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August __, 2000, which shares constitute the number of Offered Shares being offered by each Stockholder. Each of the Selling Stockholders owns less than 1% of the outstanding shares of Common Stock. Except as noted below, each Selling Stockholder in the table has sole voting and investment power as to the Offered Shares shown as being owned by such person.


                                                NUMBER OF SHARES
                                                  BENEFICIALLY
                 NAME                          OWNED AND OFFERED
---------------------------------------   ----------------------------
Douglas Golay1 and
Angela Golay                                         78,957

Bruce Lipsig2                                        16,514

James Lumsden3                                       8,257

Gary Morandi, Sr. and
Karen Morandi                                        29,927

James Morandi4                                       96,405

Michael Van Gerven5                                 173,494

Vidicam Inc.                                         37,155

Visionary Solutions, Inc.                            24,771


-------------------------

1. Douglas Golay is Vice President of HSI's Integra Medical subsidiary ("Integra").

2.  Bruce Lipsig is Vice President, Sales and Marketing, of Integra.

3.  James Lumsden is Vice President, Customer Service, of Integra.

4.  James Morandi is President of Integra.

5. Imaging Applications N.V., a corporation principally owned by Michael Van Gerven, is a consultant to HSI.

                              PLAN OF DISTRIBUTION

         This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Stockholders to offer and sell the Offered Shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. HSI will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Offered Shares. Upon HSI being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market (the "NMS"), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NMS, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NMS, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         HSI has agreed to indemnify each Selling Stockholder under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Selling Stockholders may indemnify broker-dealers that participate in sales of the Offered Shares against certain liabilities, including liabilities arising under the Securities Act.

                                     EXPERTS

         The consolidated financial statements included in HSI's Annual Report on Form 10-K for the fiscal year ended December 25, 1999, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent public accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements audited by BDO Seidman, LLP are incorporated by reference herein in reliance upon such report given the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of Offered Shares of Common Stock has been passed upon for HSI by Proskauer Rose LLP, counsel to HSI.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the distribution of the securities being registered hereunder (all of which are already outstanding) are:


Securities and Exchange Commission registration fee...........................  $ 2,227.32
Accounting fees and expenses..................................................  $10,000
Legal fees and expenses (other than Blue Sky fees and expenses)...............  $10,000
Miscellaneous.................................................................  $ 2,000
                                                                                -----------
         Total................................................................  $24,227.32
                                                                                ===========

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article TENTH of HSI's Amended and Restated Certificate of Incorporation provides that HSI shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Amended and Restated Certificate of Incorporation also extends indemnification to those serving at the request of HSI as directors, officers, employees or agents of other enterprises.

         In addition, Article NINTH of HSI's Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable for any breach of fiduciary duty. Article NINTH does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to HSI or its stockholders, (ii) for acts or omissions of intentional misconduct, (iii) under
Section 174 of the Delaware General Corporation Law for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for liabilities arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

         The exhibits required by Item 601 of Regulation S-K and filed herewith are listed on the Exhibit Index immediately preceding the exhibits. All schedules are omitted as the required information is presented in the financial statements or related notes incorporated by reference in the Prospectus or are not applicable.

ITEM 17.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii)  To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on August 16, 2000.

                                        Henry Schein, Inc.

                                        By:    /s/ STANLEY M. BERGMAN
                                               ---------------------------------
                                               Stanley M. Bergman
                                               Chairman, Chief Executive Officer
                                               and President

         KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below hereby constitutes and appoints Stanley M. Bergman, Steven Paladino and Mark Mlotek, and each of them acting alone without the others, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities (until revoked in writing), any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) and the Securities Act of 1933, to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, and each of them acting alone without the others, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                               CAPACITY                                 DATE
---------                               --------                                 ----
/s/ STANLEY M. BERGMAN        Chairman, Chief Executive Officer,           August 16, 2000
-----------------------       President and Director (principal
Stanley M. Bergman            executive officer)


/s/ STEVEN PALADINO           Executive Vice President, Chief              August 16, 2000
-----------------------       Financial Officer and Director (principal
Steven Paladino               financial  and  accounting officer)


/s/ JAMES P. BRESLAWSKI       Executive Vice President, Director           August 16, 2000
-----------------------
James P. Breslawski

/s/ GERALD A. BENJAMIN        Executive Vice President-Administration      August 16, 2000
-----------------------       and Director
Gerald A. Benjamin


                                      II-4


/s/ LEONARD A. DAVID          Vice President-Human Resources,              August 16, 2000
-----------------------       Special Counsel and Director
Leonard A. David

/s/ Mark E. Mlotek            Senior Vice President - Business             August 16, 2000
-----------------------       Development Group and Director
Mark E. Mlotek

                                  EXHIBIT INDEX


EXHIBIT NO.      DESCRIPTION                                          PAGE NO.
-----------      -----------                                          --------

3.1              Form  of  Amended  and   Restated   Articles  of       --
                 Incorporation. (Incorporated by -- reference to Exhibit 3.1 to Henry Schein, Inc.'s Registration
                 Statement on Form S-1, Reg. No. 33-96528)

3.2              Amendments  dated  November  12, 1997 to Amended       --
                 and   Restated    Articles   of    Incorporation
                 (Incorporated by reference to Exhibit 3.3 to HSI's Annual Report on From 10-K for the fiscal year ended December 27, 1997)

3.3              Amendment  dated June 16,  1998 to  Amended  and       --
                 Restated Articles of Incorporation (Incorporated
                 by  reference  to Exhibit  3.3 to Henry  Schein,
                 Inc.'s   Registration  on  Form  S-3,  Reg.  No.
                 333-59793)

3.4              Form   of   Amended   and    Restated    Bylaws.       --
                 (Incorporated by reference to Exhibit 3.2 to Henry Schein, Inc.'s Registration Statement on
                 Form S-1, Reg. No. 33-96528)

3.5              Amendments  to  Amended  and  Restated   By-laws       --
                 adopted July 15, 1997 (Incorporated by reference
                 to   Exhibit   3.3  to  Henry   Schein,   Inc.'s
                 Registration  Statement  on Form S-4,  Reg.  No.
                 333-36081)

5                Opinion of Proskauer Rose LLP regarding legality.      II-7

23.1             Consent of BDO Seidman, LLP                            II-8

23.2             Consent of Proskauer Rose LLP (included in Exhibit 5)  --

24.1             Powers  of  Attorney  (included  as  part of the       --
                 signature pages on page II-4 of the Registration
                 Statement).

                                                                       EXHIBIT 5
                                                                       ---------

                               PROSKAUER ROSE LLP
                                  1585 Broadway
                            New York, New York 10036


                                August 16, 2000

Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747

Ladies and Gentlemen:

         We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 with respect to 465,480 shares (the "Shares") of the common stock, par value $.01 (the "Common Stock"), of the Company. The Registration Statement relates to the offer and sale of the Shares by certain selling stockholders.

         We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


PROSKAUER ROSE LLP



By:  /s/ ROBERT A. CANTONE
     ---------------------
     A Member of the Firm

                                                                    EXHIBIT 23.1
                                                                    ------------


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Henry Schein, Inc.
Melville, New York


         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Henry Schein, Inc. (the "Company") on Form S-3 of our report dated February 25, 2000 relating to the consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 25, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

August 17, 2000